Exhibit 99.1

ARMSTRONG FLOORING COMPLETES SALE OF WOOD FLOORING SEGMENT

- Enters 2019 with Resilient Focused Growth Platform and More Profitable Portfolio

Lancaster, PA, December 31, 2018. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”) today announced that it has completed the previously disclosed sale of its Wood Flooring segment to an affiliate of American Industrial Partners (“AIP”). Proceeds from the sale were approximately $90 million, net of closing costs, transaction fees and taxes. The transaction is subject to a customary post-closing working capital adjustment process, which is expected to be completed in the first quarter of 2019. The Company currently expects to return a portion of the net proceeds of the sale to shareholders in an amount, manner, and timing to be determined by its Board of Directors, after consideration of all relevant factors.

Completion of the sale permits Armstrong Flooring to intensify its focus on the fastest-growing parts of the flooring market, including Luxury Vinyl Tile (“LVT”) and rigid core, as well as a wide range of resilient categories such as Vinyl Composition Tile (“VCT”), resilient sheet and its Diamond 10® line of products. This exclusive focus on resilient flooring is expected to strengthen the Company’s product and end market mix while improving its ability to innovate and enhance the profitability of its portfolio.

Don Maier, Chief Executive Officer, commented, “We are excited to enter 2019 with an exclusive focus on resilient flooring, which improves the profitability of our award-winning product portfolio. This transaction is immediately accretive to our EBITDA margin and together with the right-sizing of our cost structure unlocks additional value for Armstrong Flooring’s shareholders. This divestiture positions us well for the future, as we are now able to concentrate our efforts on attractive and growing resilient categories. Additional financial information regarding the transaction will be available to shareholders after the New Year.”

In conjunction with the closing of the sale transaction, the Company also replaced its existing asset backed debt facility with a new secured credit agreement comprised of a $75 million Term Loan A and a $75 million revolving credit facility. Borrowings under the facility will bear interest at a rate of LIBOR plus a spread of 1.50% to 2.25%, depending on the Company’s net leverage ratio, with an initial spread of 1.75%. The new credit arrangements have a five-year term, maturing in 2023.

Updated Financial Statements

Starting in the fourth quarter 2018, the Wood Flooring segment will be classified as a discontinued operation. Amounts for the prior periods will be reclassified to conform to this presentation.

Armstrong expects to disclose in the near future additional financial information regarding the Company and the effects of the sale transaction, including certain reclassified historical financial information in connection with the sale and discontinued operations treatment of the Wood Flooring Segment, some of which will be made available in the investor relations section of the Company’s website at www.armstrongflooring.com within several business days. Additional details on this transaction will be available in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire spaces where people live, work, learn, heal and play SM. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring is a leading manufacturer of resilient products across North America. The Company safely and responsibly operates 8 manufacturing facilities globally, working to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

About American Industrial Partners

American Industrial Partners is an operationally-oriented private equity firm that makes control investments in industrial businesses serving domestic and global markets. The firm has deep roots in the industrial economy and has been active in private equity investing since 1989. To date, AIP has completed over 90 transactions and currently has $4 billion of assets under management on behalf of leading pension, endowment and financial institutions. For more information on AIP, visit www.americanindustrial.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Douglas Bingham

VP, Treasury and Investor Relations

717-672-9300

IR@armstrongflooring.com

Media:

Steve Trapnell

Corporate Communications Manager

717-672-7218

aficorporatecommunications@armstrongflooring.com

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